EXHIBIT 99.1

Northern Technologies International Corporation Reports Financial Results for Third Quarter Fiscal 2016

MINNEAPOLIS, July 07, 2016 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ:NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today reported its financial results for the third quarter of fiscal 2016.

Highlights of NTIC’s fiscal 2016 third quarter financial and operating results include:

  Consolidated net sales increased 4.9% to a quarterly record $8,687,000
  ZERUST® product net sales increased 1.5% to $7,186,000
  Natur-Tec® product net sales increased 25.0% to a record $1,501,000
  Total net sales of NTIC’s joint ventures increased 1.8% to $24,223,000
  Joint venture operating income decreased 0.4% to $3,016,000
  Net income attributable to NTIC increased 1.3% to $917,000, or $0.20 per diluted share

“Driven by strong growth in Natur-Tec® sales and stable demand for our ZERUST® products, fiscal 2016 third quarter net sales increased almost 5% and set a new quarterly record,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC.  “After initially experiencing year-over-year declines in the first and second quarters, the third quarter also brought gains in sales of ZERUST® products across our joint ventures.  Consequently, we enjoyed a significant increase in joint venture operating income in the third quarter compared to the first two quarters of fiscal 2016, which represented over 40% of our nine-month joint venture operating income.  While ZERUST® oil and gas sales were flat for the quarter, existing clients and prospective new ones continue to reassure us that their demand will be strong as oil price fluctuations stabilize after a prolonged period of extreme volatility.  In the meantime, we were happy to see Natur-Tec® sales increased 25% for the quarter as favorable global regulations increased demand for our compostable bioplastic materials.  Our 100% owned Chinese subsidiary continued to experience favorable momentum, with sales increasing 138% in the fiscal 2016 third quarter and achieving over $1,000,000 in quarterly sales for the first time since we started our 100% owned subsidiary last year.”

Mr. Lynch continued, “As expected, we experienced a significant improvement in profitability during the fiscal 2016 third quarter, compared to the prior two quarters of fiscal 2016, as gross margins increased approximately 200 basis points driven by favorable raw material prices, and the contribution of higher Chinese and Natur-Tec® sales.”

NTIC’s consolidated net sales increased 4.9% to $8,687,000 during the three months ended May 31, 2016, compared to $8,278,000 for the three months ended May 31, 2015.  The increase in third quarter consolidated net sales was primarily a result of increased demand and sales of ZERUST® industrial rust and corrosion inhibiting packaging products in China and significantly higher Natur-Tec® product sales, partially offset by a decline in North American ZERUST® sales.  For the first nine months of fiscal 2016, consolidated net sales increased 5.4% to $23,416,000, compared to $22,220,000 for the same period last fiscal year.

The following table sets forth NTIC’s net sales by product category for the three and nine months ended May 31, 2016 and May 31, 2015 by segment:

	Three Months Ended
	May 31, 2016	% of Net Sales	May 31 2015	% of Net Sales	% Change
ZERUST® industrial net sales	$6,018,276	69.3%	$5,849,301	70.7%	2.9%
ZERUST® joint venture net sales	655,823	7.5%	723,618	8.7%	(9.4%)
ZERUST® oil & gas net sales	511,856	5.9%	503,841	6.1%	1.6%
Total ZERUST® net sales	$7,185,955	82.7%	$7,076,760	85.5%	1.5%
Total Natur-Tec® sales	1,500,620	17.3%	1,200,815	14.5%	25.0%
Total net sales	$8,686,575	100.0%	$8,277,575	100.0%	4.9%

	Nine Months Ended
	May 31, 2016	% of Net Sales	May 31, 2015	% of Net Sales	% Change
ZERUST® industrial net sales	$16,357,983	69.9%	$15,526,505	69.9%	5.4%
ZERUST® joint venture net sales	1,961,565	8.4%	2,189,888	9.9%	(10.4%)
ZERUST® oil & gas net sales	1,229,426	5.3%	1,382,423	6.2%	(11.1%)
Total ZERUST® net sales	$19,548,974	83.5%	$19,098,816	86.0%	2.4%
Total Natur-Tec® sales	3,866,972	16.5%	3,121,563	14.0%	23.9%
Total net sales	$23,415,946	100.0%	$22,220,379	100.0%	5.4%

NTIC anticipates that sales of ZERUST® products and services into the oil and gas industry will continue to remain subject to volatility from quarter to quarter as sales are recognized.

Although NTIC’s equity in income of joint ventures increased during the third quarter compared to the first two quarters of fiscal 2016, NTIC’s equity in income of joint ventures decreased 3.5% to $1,664,464 during the three months ended May 31, 2016 compared to equity in income of joint ventures of $1,724,915 during the three months ended May 31, 2015, primarily a result of slight decreases in the profitability at the joint venture and a decrease in profitability associated with the anticipated liquidation of Tianjin Zerust.

NTIC recognized fee income for services provided to joint ventures of $1,351,913 during the three months ended May 31, 2016, compared to $1,303,964 during the three months ended May 31, 2015, representing an increase of 3.7%. The increase was attributable to the corresponding increase in total sales of the joint ventures as fees for services provided to joint ventures are a function of the net sales of NTIC’s joint ventures, which were $24,223,090 during the three months ended May 31, 2016, compared to $23,796,532 for the three months ended May 31, 2015.

Operating expenses, as a percent of net sales, for the fiscal 2016 third quarter were 54.1%, compared to 54.7% for the same period last fiscal year, primarily a result of operating leverage on higher sales, stable selling, general and administrative expenses, and lower expenses incurred in support of joint ventures, partially offset by higher research and development expenses.  Fiscal year-to-date, operating expenses, as a percent of net sales, were 58.9%, compared to 60.5% for the same period last fiscal year.

The company reported net income attributable to NTIC for the fiscal 2016 third quarter of $917,000, or $0.20 per diluted share, compared to net income attributable to NTIC of $905,000, or $0.20 per diluted share for the same period last fiscal year.  For the first nine months of fiscal 2016, the company reported net income attributable to NTIC of $575,000, or $0.13 per diluted share, compared to net income attributable to NTIC of $1,785,000, or $0.39 per diluted share for the same period last fiscal year.  The fiscal 2016 third quarter and nine month periods included $383,000 and $1,425,000, respectively, of expenses associated with legal and professional fees related to the termination of the joint venture agreement with Tianjin Zerust, the initiation of the liquidation of Tianjin Zerust, and the formation and initial operation of NTIC China.

NTIC’s balance sheet remains strong, with no debt, and working capital of $18,393,000 at May 31, 2016, including $4,627,000 in cash and cash equivalents and $2,240,000 in available for sale securities, compared to $15,604,000 at August 31, 2015, including $2,624,000 in cash and cash equivalents and $2,027,000 in available for sale securities.

At May 31, 2016, the company had $18,605,000 of investments in joint ventures, of which over 55% is cash, with the remaining balance invested in working capital.

Mr. Lynch added, “Our core ZERUST® business, including in China, showed signs of strengthening during third fiscal quarter, and we are encouraged by the significant growth in Natur-Tec® sales.  While the ongoing instability in global oil prices challenges our expansion into the oil and gas industry, we continue to receive orders from both repeat clients and new ones. Consequently, we remain optimistic that our focus on this market segment will produce improving results in the fourth quarter of fiscal 2016 and beyond.  We also continue to aggressively pursue our former Chinese joint venture partner in court, as he continues to block the orderly liquidation of the prior joint venture company.  As a result, we are currently evaluating if, and when, we may need to write down our $1,900,000 investment in this former joint venture.  If the company decides to write down this investment, the company would incur a $1,100,000 non-cash impairment charge.  We continue to believe we are well positioned to defend NTIC against our former Chinese joint venture partner and expect a favorable outcome in the coming quarters.  While fiscal 2016 has been a volatile year, with many moving parts, we are making significant progress enhancing our global brands, and we believe we are well positioned for significant long-term profitable growth.”

Outlook

For the fiscal year ending August 31, 2016, NTIC expects its net sales to be at the lower end of its previous guidance range of between $34.0 million and $37.0 million.  The company also anticipates net income attributable to NTIC to be at the lower end of its previous guidance range between $2.0 million to $3.2 million, or between $0.40 and $0.70 per diluted share.

These estimates are subject to significant risks and uncertainties, including without limitation to risks and uncertainties relating to the change in NTIC’s Chinese operations, pending litigation against NTIC’s former Chinese joint venture partner, a possible future impairment charge on NTIC’s investment in Tianjin Zerust, and other risks and uncertainties.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the third quarter of fiscal 2016 and its future outlook, followed by a question and answer session.  The conference call will be available to interested parties through a live audio webcast available through NTIC’s website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months.  The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 40759336.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 40 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding its financial guidance for fiscal 2016, anticipated demand from the oil and gas sector and anticipated increased oil and gas sales in the fourth quarter and beyond, possible future impairment charges, anticipated favorable outcome  in pending litigation with former Chinese joint venture partner, anticipated long-term profitable growth, and other statements that can be identified by words such as “believes,” “continues,” “expects,” “anticipates,” “intends,” “potential,” “outlook,” “will,” “may,” “would,” “should,” “guidance” or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order:  the effect on NTIC’s business and operating results of the termination of NTIC’s joint venture relationship in China and sale of products and services in China through NTIC China, including without limitation a possible future impairment of NTIC’s investment in Tianjin Zerust; the ability of NTIC China to achieve significant sales; costs and expenses incurred by NTIC in connection with its pending litigation against its former Chinese joint venture partner and Cortec Corporation; NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; NTIC’s dependence on its joint venture in Germany in particular due to its significance and the effect of a termination of this or NTIC’s other joint ventures on NTIC’s business and operating results; risks related to the possible exit of the United Kingdom from the European Union and the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates, including in particular the Euro compared to the U.S. dollar; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; timing of NTIC’s receipt of purchase orders under supply contracts; variability in sales to customers in the oil and gas industry and the effect on NTIC’s quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; pending and potential litigation; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF MAY 31, 2016 (UNAUDITED)
AND AUGUST 31, 2015 (AUDITED)

	May 31, 2016	August 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,626,538	$2,623,981
Available for sale securities	2,239,792	2,027,441
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of
$40,000 at May 31, 2016 and August 31, 2015	4,573,671	4,027,167
Trade joint ventures	718,899	645,377
Fees for services provided to joint ventures	1,351,593	1,449,162
Income taxes	510,288	198,462
Inventories	7,411,006	7,468,441
Prepaid expenses	489,946	411,473
Deferred income taxes	424,108	424,108
Total current assets	22,345,841	19,275,612

PROPERTY AND EQUIPMENT, NET	7,298,036	7,293,163

OTHER ASSETS:
Investments in joint ventures	18,604,871	20,544,238
Investments at carrying value	1,883,668	1,883,668
Deferred income taxes	1,175,170	1,176,012
Patents and trademarks, net	1,264,780	1,262,219
Other	199,216	130,736
Total other assets	23,127,705	24,996,873
Total assets	$52,771,582	$51,565,648

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,769,351	$2,101,175
Accrued liabilities:
Payroll and related benefits	819,302	1,056,257
Other	364,405	514,409
Total current liabilities	3,953,058	3,671,841

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000
shares; issued and outstanding 4,537,116 and 4,539,045, respectively	90,742	90,781
Additional paid-in capital	13,738,062	13,441,264
Retained earnings	35,098,100	34,522,871
Accumulated other comprehensive loss	(3,239,074)	(3,180,811)
Stockholders’ equity	45,687,830	44,874,105
Non-controlling interest	3,130,694	3,019,702
Total equity	48,818,524	47,893,807
Total liabilities and equity	$52,771,582	$51,565,648

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2016 AND 2015

	Three Months Ended		Nine Months Ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
NET SALES:
Net sales, excluding joint ventures	$7,925,357	$7,553,957	$21,454,381	$20,030,491
Net sales, to joint ventures	761,218	723,618	1,961,565	2,189,888
Total net sales	8,686,575	8,277,575	23,415,946	22,220,379
Cost of goods sold	5,777,249	5,595,207	15,920,896	15,059,558
Gross profit	2,909,326	2,682,368	7,495,050	7,160,821

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,664,464	1,724,915	3,600,884	4,806,247
Fees for services provided to joint ventures	1,351,913	1,303,964	3,808,384	4,432,494
Total joint venture operations	3,016,377	3,028,879	7,409,268	9,238,741

OPERATING EXPENSES:
Selling expenses	1,507,200	1,434,627	4,507,716	4,168,955
General and administrative expenses	1,691,077	1,703,083	5,057,777	4,794,206
Expenses incurred in support of joint ventures	266,791	327,586	881,255	1,510,830
Research and development expenses	1,231,950	1,064,710	3,349,572	2,968,879
Total operating expenses	4,697,018	4,530,006	13,796,320	13,442,870

OPERATING INCOME	1,228,685	1,181,241	1,107,998	2,956,692

INTEREST INCOME	29,868	7,943	58,425	25,504
INTEREST EXPENSE	(15,465)	(6,004)	(30,987)	(14,232)
OTHER INCOME	6,294	—	7,255	2,145

INCOME BEFORE INCOME TAX EXPENSE	1,249,382	1,183,180	1,142,691	2,970,109

INCOME TAX EXPENSE	225,395	114,180	262,359	495,478

NET INCOME	1,023,987	1,069,000	880,332	2,474,631

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	106,614	163,565	305,099	689,575

NET INCOME ATTRIBUTABLE TO NTIC	$917,373	$905,435	$575,233	$1,785,056

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.20	$0.20	$0.13	$0.40
Diluted	$0.20	$0.20	$0.13	$0.39

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	4,538,970	4,525,109	4,538,005	4,519,279
Diluted	4,563,801	4,594,992	4,587,064	4,635,561

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600